UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 11, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

                On October 11, 2005 Fieldstone Mortgage Ownership Corp. ( “FMOC”), a direct wholly owned subsidiary of Fieldstone Investment Corporation (“FIC”), entered into a master repurchase agreement (the “Repurchase Agreement”) with Liquid Funding, Ltd. (“Liquid Funding”), an affiliate of Bear Stearns Bank plc.  The Repurchase Agreement sets forth the terms for a repurchase facility (the “Facility”) under which FMOC, from time to time, may sell to Liquid Funding a portfolio of subprime mortgage securities (the “Purchased Securities”) in an aggregate amount not to exceed $200,000,000, and whereby FMOC will repurchase from Liquid Funding the Purchased Securities upon the repurchase date for such Purchased Securities.  The specific pricing terms and composition and amount of Purchased Securities purchased in each transaction under the Facility will be determined by the parties on a transaction by transaction basis.  As of October 17, 2005, Purchased Securities having a market value of 80,807,973.00 have been sold to Liquid Funding under the Facility.  Terms for the purchase of the securities sold as of October 17, 2005 consist of a margin ratio of 65% or 80%, depending on the security sold, with a funding spread of 0.50%, and an interest rate of 4.44563% resulting in an aggregate purchase price by Liquid Funding of $57,073,000.00 on October 13, 2005, the date of purchase.

The Facility is scheduled to remain open until October 13, 2006 and is subject to customary terms and conditions including those pertaining to security interests and margin maintenance requirements.  The Repurchase Agreement also includes customary event of default provisions which are triggered if, among other things,  (a) FMOC fails to transfer the Purchased Securities on a specified purchase date as required by the Repurchase Agreement; (b) FMOC fails to repurchase the Purchased Securities on a specified repurchase date as required under the Repurchase Agreement; (c) FMOC fails to cure any margin deficit arising as a result of a decrease in the value of the Purchased Securities; (d) an act of insolvency occurs with respect to FMOC; (e) any of FMOC’s representations and warranties set forth in the Repurchase Agreement are found to be incorrect or untrue in any material respect; (f) FMOC admits to Liquid Funding that it is unable or unwilling  to perform under the Repurchase Agreement; (g) FMOC fails to make any payment of a required price differential as required by the Repurchase Agreement within one business day of the date on which such differential is due; (h) FMOC fails to comply with any other requirements of the Repurchase Agreement or specified sections of any annexes thereto and such failure remains uncured for a period of 15 days after notice thereof; or (i) (1) FMOC  defaults under a specified transaction under the Repurchase Agreement (a “Specified Transaction”) and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) FMOC defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least two Business Days if there is no applicable notice requirement or grace period) or (3) FMOC disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (each an “Event of Default”).

In the event of an Event of Default by FMOC, Liquid Funding shall have the right to accelerate the repurchase date under the Facility, cause all income generated by the Purchased Securities to be applied to the unpaid repurchase price of the Purchased Securities, and cause FMOC to deliver any Purchased Securities in FMOC’s possession or control to Liquid Funding.  In addition, should an Event of Default of FMOC occur, FMOC shall be liable to Liquid Funding for (i) all reasonable legal fees incurred by Liquid Funding incurred in connection with the Event of Default, (ii) all costs of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of the Event of Default and (iii) any other damages, losses, costs or expenses directly arising or resulting from the occurrence of the Event of Default.

As further security for FMOC’s obligations under the Repurchase Agreement, FIC has provided a performance guaranty of all of FMOC’s obligations under the Facility to Liquid Funding.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required hereunder is provided under Item 1.01 above and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: October 17, 2005	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer